Exhibit 4.42

AGREEMENT

between

BRITISH ENERGY GENERATION (UK) LIMITED

and

BRITISH ENERGY GENERATION LIMITED

For the acquisition of substantially all the business and associated assets of British Energy Generation (UK) Limited

AGREEMENT

Between

(1)	BRITISH ENERGY GENERATION (UK) LIMITED, incorporated in Scotland under the Companies Acts (No.SC117121) and having its registered office at Systems House, Alba Campus, Livingston, EH54 7EG (“the Vendor”)

and

(2)	BRITISH ENERGY GENERATION LIMITED, a company incorporated in England and Wales under the Companies Acts (No.03076445) and having its registered office at Barnett Way, Barnwood, Gloucester, GL4 3RS (“the Purchaser”)

WHEREAS:-

A.	the Vendor carries on the Business;

B.	the Vendor is the beneficial owner of the whole of the issued share capital of the Purchaser;

C.	the Vendor has agreed to sell and the Purchaser has agreed to purchase, as a going concern, the undertaking and all of the assets (other than the Excluded Assets and the Charged Assets) of the Vendor; and

D.	the Purchaser and the Vendor have agreed to set out the terms of the sale and purchase and associated matters herein.

It is agreed as follows:-

1.	DEFINITIONS AND INTERPRETATION

1.1	In this agreement, unless the context otherwise requires:-

Accounting Records means all accounting books, records, vouchers, information and data (howsoever recorded or stored) kept by the Vendor in connection with the Business at the Time of Sale;

Agreed Form means the form agreed by the parties on or prior to the date hereof;

Assets means the assets referred to in clause 2;

Bank means HSBC Bank plc;

Book Debts means the debts owed to the Vendor at the Time of Sale;

Business means the business (other than the Excluded Business) carried on by the Vendor as at the Time of Sale;

Business Day means a day on which the Scottish clearing banks are open for over-the-counter business in Scotland;

Cash means all cash (whether at credit of any account with any bank or institution or in hand) held by the Vendor at the Time of Sale;

Charged Accounts has the meaning provided for in the Corporate Deposit Deed;

Charged Assets means the Charged Accounts and the Deposits;

Completion means completion of the sale and purchase of the Assets as described in clause 6;

Completion Balance Sheet means the balance sheet referred to in clause 3.3;

Completion Date means the later of 30th June 2005 and the Business Day by which all of the Conditions have been purified;

Conditions means the conditions to Completion set out in clause 5;

Contracts means the all outstanding contracts, orders and engagements (whether written or oral) existing at the Time of Sale between the Vendor and third parties, which remain (in whole or in part) to be performed but excluding the Employment Contracts and the Excluded Employment Contracts;

Corporate Deposit Deed means the Corporate Deposit Deed between the Vendor and Citibank NA;

Deposits has the meaning provided for in the Corporate Deposit Deed;

Dispositions means the dispositions of the Heritable Properties in the Agreed Form;

Drawdown Date means the Completion Date;

Employees means those persons who are employed by the Vendor at the Time of Sale other than the Excluded Employees;

Employment Contracts means the contracts and other terms of employment between the Vendor and the Employees;

Employment Regulations means the Transfer of Undertakings (Protection of Employment) Regulations 1981 (as amended);

Encumbrance means any encumbrance, option, pledge or other right or interest of a similar nature;

Equipment means, other than the Third Party Assets, all fixed and moveable fittings, equipment, plant, machinery, furniture, stationery, implements and effects and all other fixed and moveable assets (other than the Heritable Property) of the Vendor;

Event of Default means any of the events specified in condition 6 of Part 7 of the Schedule;

Excluded Assets means (i) those assets which are used by the Excluded Employees for the purpose of the Excluded Business (ii) the Excluded Employment Contracts and (iii) the Shares;

Excluded Business means support services relative to business planning; administrative and secretarial support to engineering and safety and regulation divisions, documentation support, and provision of IT management and IT support services, including desktop support and application support;

Excluded Employees means the employees listed in part 1 of the Schedule;

Excluded Employment Contracts means the contracts and other terms of employment between the Vendor and the Excluded Employees;

Excluded Liabilities means all liabilities of the Vendor incurred for the purpose of the Excluded Business and/or the employment of Excluded Employees;

Expert means an independent chartered accountant appointed by agreement between the Vendor and the Purchaser or, failing such agreement within 5 Business Days of the dispute arising, appointed on the application of either party by the then president of the Institute of Chartered Accountants of Scotland.

Goodwill means the goodwill associated with the Business, including (without limiting the generality of the foregoing) the exclusive right of the Purchaser to carry on (and represent that it is carrying on) the Business in succession to the Vendor;

Greenhouse Gas Permits means the permits granted in terms of the Greenhouse Gas Emissions Trading Scheme Regulations 2003 more fully described in Part 4C of the Schedule;

Heritable Properties means the heritable properties more fully described in part 2A of the Schedule;

Interest Period means the period determined, as appropriate, in accordance with condition 2.3 of Part 7 of the Schedule;

IPC Consents means the integrated pollution control consents granted in terms of Part I of the Environmental Protection Act 1990 more fully described in Part 4A of the Schedule;

Intellectual Property means all intellectual property of the Vendor other than that used exclusively for the purpose of the Excluded Business;

Keeper means the Keeper of the Registers of Scotland;

Leased Properties means the properties more fully described in part 2B of the Schedule;

Leases means the leases of, or any other document under which the Vendor has rights of occupation in respect of, the Leased Properties;

Liabilities means all liabilities and obligations of the Vendor existing at the Time of Sale (other than the Excluded Liabilities) whether or not incurred in connection with the Business and the Assets and whether or not such liabilities and obligations fall due for performance or satisfaction before or after Completion including, for the avoidance of doubt, any liability for contamination (whether radioactive or non-radioactive) of the Properties;

Loan means the loan provided for in clause 3.2.2;

Net Book Value shall have the meaning given to it in clause 3.1;

NII means Her Majesty’s Nuclear Installations Inspectorate;

NLF means Nuclear Liabilities Fund Limited, a company incorporated under the Companies Acts (Company Number SC164685) and having its Registered Office at 16 Rothesay Place, Edinburgh EH3 7SQ;

Nuclear Site Licences means licences to operate nuclear reactors or prescribed installations in terms of section 1(1) of the Nuclear Installations Act 1965;

Nuclear Site Licensees Co-operation Agreement means a valid duly executed Agreement between the Purchaser and Magnox Electric Limited in the Agreed Form

PPC Consents means consents granted by SEPA in terms of the Pollution Prevention and Control (Scotland) Regulations 2000 for combustion activities carried out at the Stations;

Properties means the Leased Properties and the Heritable Properties;

Potential Event of Default means any event which, with the giving of notice or the making of any determination or the expiry of any period of time or the satisfaction of any other condition, may constitute an Event of Default;

Radioactive Substances Consents means the consents granted in terms of the Radioactive Substances Act 1993 more fully described in Part 4B of the Schedule;

Records means all:-

(a)	books, vouchers, customer records, supplier records, catalogues, correspondence files, sales literature, publicity/promotional material and marketing material;

(b)	personnel records, payroll records, pensions records and all national insurance and PAYE records relating, in each case, to the Employees;

(c)	computer data (including all disks and software on which it is stored) relating to the Business and/or the Assets;

(d)	all documentation relative to the Properties; and

(e)	all records required to be kept by statute (including but not limited to the Nuclear Installations Act 1965) and all documents and records required to be retained under the Nuclear Site Licences currently held by the Vendor and for any specific periods defined in such licences, or in the arrangements of the Vendor made to meet the conditions contained in such licences or as otherwise agreed with the NII, including but not limited to all environmental records, and health and safety records (including the Nuclear Safety Case and the Emergency Plan) relative to each Station;

and includes (without limiting the generality of the foregoing) the Accounting Records;

Recoverable Amount means the Loan, all interest accrued or accruing thereon and all other sums which may be recoverable by the Vendor in terms of Part 7 of the Schedule;

SEPA means the Scottish Environment Protection Agency;

Secretary of State means Her Majesty’s Secretary of State for Trade and Industry;

Secretary of State for Scotland means Her Majesty’s Secretary of State for Scotland;

Security Documentation means valid, duly executed standard securities in the Agreed Form by the Purchaser in favour of the NLF over the Stations and a valid, duly executed letter from the NLF to the Purchaser substantially in the form of the draft forming Part 5 of the Schedule;

Security Interest means any fixed or floating security, charge, pledge, lien, right of retention, obligation to account or other encumbrance whatsoever;

Shares means all shares held or beneficially owned by the Vendor in British Energy Investment Limited and British Energy International Holdings Limited;

Stations means Torness power station and Hunterston B power station;

Stocks means all stocks of fuel, spent fuel, spare parts, nuclear waste, raw materials and consumable stores of the Vendor at the Time of Sale, wherever situated;

Technical Documentation means all documents and other media containing and/or referring to Intellectual Property;

Terminated Contracts means (other than in connection with the Excluded Assets or the Excluded Employees) all contracts, orders and engagements (whether written or oral) which have been terminated or have been performed in full by the Vendor prior to the Time of Sale;

Third Party Assets means assets held by the Vendor in connection with the Business at the Time of Sale which are subject to lease, hire purchase, rental or similar agreements;

Third Party Rights means:-

(a)	the benefit of all sums to which the Vendor is (or after the Time of Sale may become) entitled, either from third parties or insurers, in respect of damage or injury to any of the Assets or the Business where such damage or injury arose prior to Completion (but whether or not the same became apparent prior to or after Completion) save to the extent of sums expended prior to Completion in making good such damage or injury; and

(b)	the benefit of all rights and claims which the Vendor may have, whether in respect of warranties, guarantees or otherwise, against any third party in respect of any of the Assets and/or the Business or under the Terminated Contracts;

Time of Sale means that time on the day following the Completion Date which is an instant past midnight on the Completion Date;

VAT means value added tax;

the 1979 Act shall mean the Land Registration (Scotland) Act 1979 together with all amendments thereof and the Statutory Instruments and Rules issued thereunder.

1.2	Reference to any statute or statutory provision includes a reference to that statute or statutory provision as from time to time amended, extended or re-enacted (save to the extent that any amendment, extension or re-enactment imposes more onerous obligations than otherwise exist at Completion) and to any former statute or statutory provision replaced (with or without modification) by the statute or statutory provision referred to.

1.3	The singular includes the plural and vice versa and any gender includes all genders.

1.4	The clause headings are inserted for ease of reference only and shall not affect the interpretation or construction of this agreement.

2.	SALE AND PURCHASE

2.1	With effect from the Time of Sale, the Vendor shall sell, as beneficial owner, to the Purchaser, free from all Security Interests, and the Purchaser shall purchase from the Vendor, as a going concern, the Business together with the following assets:-

2.1.1	the Book Debts;

2.1.2	the Cash;

2.1.3	the Contracts;

2.1.4	the Equipment;

2.1.5	the Goodwill;

2.1.6	the Records;

2.1.7	the Stocks;

2.1.8	the Technical Documentation;

2.1.9	the Third Party Rights;

2.1.10 the	Employment Contracts;

2.1.11 the	Heritable Properties;

2.1.12 the	Leases;

2.1.13 all	other property and assets owned by the Vendor other than the Excluded Assets and the Charged Assets.

2.2	The Excluded Business, the Excluded Assets, and the Charged Assets shall be excluded from the sale and purchase contemplated by this agreement.

3.	CONSIDERATION

3.1	The consideration for the sale and purchase of the Business and the Assets shall be a sum equal to the net book value of the Business and the Assets as at the Completion Date (“the Net Book Value”) as determined in accordance with the provisions of clause 3.3 below.

3.2	The consideration shall be satisfied as follows:-

3.2.1	by the Purchaser indemnifying the Vendor (as it hereby undertakes to do on demand) against the Liabilities notwithstanding the Liabilities may be greater than the Net Book Value; and

3.2.2	as to the amount, if any, by which the Net Book Value exceeds the Liabilities by the creation of an inter-company loan by the Vendor to the Purchaser to be made on the conditions set out in Part 7 of the Schedule.

3.3	The Vendor shall procure the preparation of the Completion Balance Sheet showing the net book value and the liabilities as at 3rd July 2005 as soon as reasonably practicable following Completion (but not later than 30th November 2005) and shall thereafter deliver a copy thereof to the Purchaser. Save in the case of manifest error, the Completion Balance Sheet as so prepared shall be conclusive and binding on the parties hereto. The net book value as shown in the Completion Balance Sheet shall be adjusted, in such manner as shall be agreed between the parties at their absolute discretion, to determine the Net Book Value and the Liabilities. In the event of the parties failing to agree the Net Book Value and the Liabilities by 28th February 2006 then the matter may be referred by either party to the Expert for determination whose decision shall, in the absence of manifest error, be final and binding.

4.	RISK, ETC.

Risk, property and title in and to the Assets shall pass to the Purchaser at the Time of Sale.

5.	CONDITIONS

Completion of this agreement is conditional upon:-

5.1	receipt of the consents of the Secretary of State and the Secretary of State for Scotland to the transfer of the Stations; and

5.2	receipt from the NII of new Nuclear Site Licences for each of the Stations in favour of the Purchaser.

6.	COMPLETION

A.	Completion shall take place on the Completion Date at MacRoberts, Excel House, Semple Street, Edinburgh or at such other place as the parties may agree when the Vendor shall deliver to the Purchaser:-

6.1	the Cash, the Equipment, the Records, the Stocks, the Technical Documentation, the Third Party Assets and all other Assets which are capable of physical delivery (provided that the Purchaser shall accept delivery of the same by their being left at the Properties at which they are located) together with all documents of title pertaining thereto insofar as the same are in the possession of the Vendor; and

6.2	a valid, duly executed assignation (in the Agreed Form) in favour of the Purchaser of the following Assets:-

6.2.1	the Book Debts;

6.2.2	the Intellectual Property;

6.2.3	the Goodwill; and

6.2.4	the Third Party Rights;

6.3	the documents listed in part 3 of the Schedule;

6.4	the Greenhouse Gas Permits, the IPC Consents (or, as the case may be, subject to clause 11, the PPC Consents) and the Radioactive Substances Consents) all in the name of the Purchaser;

6.5	a valid marketable title to the Heritable Properties with (at the Vendor’s cost) Form 10 and Form 11 Reports brought down to a date not earlier than 3 days prior to the Completion Date and showing no entries adverse to the Vendor’s interest.

6.6	the Vendor shall, at the Vendor’s expense, deliver to the Purchaser such documents and evidence as the Keeper may require to enable the Keeper to issue a Land Certificate in name of the Purchaser as the registered proprietor of the Heritable Properties and containing no exclusion of indemnity in terms of Section 12(2) of the 1979 Act. Such documents and evidence will include a plan or bounding description sufficient to enable the Heritable Properties to be identified on the ordnance map and evidence that the description of the Heritable Properties as contained in the relevant title deeds habile to include the whole of the occupied extent of the Heritable Properties. The Land Certificate to be issued to the Purchaser will disclose no entry, due or diligence prejudicial to the Purchaser’s interest other than such as are created by or against the Purchaser;

6.7	searches (including interim reports) in the register of charges and company files against the Vendor and against each company which has had a proprietorial interest in the Heritable Properties within the 10 year prescriptive period such searches to be brought down (in the case of the Vendor) to the date 22 days after the registration of the Purchaser’s title or (in the case of prior limited companies) to the date 22 days after the company ceased to have an interest in the Heritable Properties, such interim reports to be dated not earlier than 3 Business Days prior to the Completion Date. No such search (including interim reports) will disclose any entries prejudicial to the Vendor’s or the prior proprietors’ (as the case may be) ability to grant valid dispositions of the Heritable Properties. In the event that the search (or interim report) in the register of charges against the Vendor discloses one or more floating charges, the Vendor will deliver a letter of non-crystallisation of each such floating charge from the holder thereof in terms acceptable to the Purchaser, including the consent of the chargeholder to the transfer of the Heritable Properties to the Purchaser. Without prejudice to the generality of the foregoing, the Vendor will deliver a letter of non-crystallisation and consent from the NLF;

6.8	a valid marketable title to the Leased Properties with Form 10 and Form 11 Reports brought down to a date not earlier than 3 days prior to the Completion Date and showing no entries adverse to the Vendor’s interest. In addition, the Vendor shall, at the Vendor’s expense, deliver to the Purchaser such documents and evidence as the Keeper may require to enable the Keeper to issue a Land Certificate in name of the Purchaser as the registered proprietor of the tenant’s interest in the Leased Properties and containing no exclusion of indemnity in terms of Section 12(2) of the 1979 Act. Such documents and evidence will include a plan or bounding description sufficient to enable the Leased Properties to be identified on the ordnance map and evidence that the description of the Leased Properties as contained in the relevant title deeds habile to include the whole of the occupied extent of the Leased Properties. The Land Certificate to be issued to the Purchaser will disclose no entry, due or diligence prejudicial to the Purchaser’s interest other than such as are created by or against the Purchaser; and

6.9	searches (including interim reports) in the register of charges and company files against the Vendor and against each incorporated company which has had an interest (whether heritable or leasehold) in the Leased Properties within the 10 year prescriptive period such searches to be brought down (in the case of the Vendor) to the date 22 days after the date upon which the Purchaser obtains a real right in the Leased Properties or (in the case of prior incorporated companies) to the date 22 days after the company ceased to have an interest in the Leased Properties, such interim reports to be dated not earlier than 3 Business Days prior to the Completion Date. No such search (including interim reports) will disclose any entries prejudicial to the Vendor’s or the prior proprietors’ (as the case may be) ability to grant a valid disposition of the Leased Properties and /or a valid assignation of the tenant’s interest in the Leased Properties. In the event that the search (or interim report) in the register of charges against the Vendor discloses one or more floating charges, the Vendor will deliver a letter of non-crystallisation of each such floating charge from the holder thereof in terms acceptable to the Purchaser, including the consent of the chargeholder to the transfer of the Leased Properties to the Purchaser. Without prejudice to the generality of the foregoing, the Vendor will deliver a letter of non-crystallisation and consent from the NLF.

6.10	The Purchaser may waive, in its absolute discretion, any requirement contained in clause 6.2 to clause 6.9 both inclusive.

B.	On the Completion Date, the Purchaser shall deliver to MacRoberts, 152 Bath Street, Glasgow the Security Documentation and the Nuclear Site Licensees Co-operation Agreement.

7.	ASSUMPTION OF LIABILITIES

Without prejudice to clause 3.2.1, the Purchaser undertakes to:-

7.1	discharge, perform and satisfy the Liabilities; and

7.2	indemnify the Vendor, on demand, in respect of all claims, actions, demands, losses and expenses in connection with the Liabilities.

8.	THE CONTRACTS

8.1	The Purchaser shall:-

8.1.1	assume and carry out all of the obligations of the Vendor under the Contracts; and

8.1.2	indemnify the Vendor, on demand, in respect of all costs, claims, liabilities, losses and expenses in connection therewith.

8.2	If the benefit of any of the Contracts can be assigned by the Vendor without any person’s consent, then this agreement shall constitute an assignation by the Vendor of those Contracts (which includes, but is not limited to the contracts, set out in Part 6 of the Schedule) from Completion and the Vendor hereby assigns to the Purchaser, with effect from the Time of Sale, its whole right, title and interest, post, present and future in and to such contracts.

8.3	If a Contract cannot be transferred to the Purchaser except by an assignation made with the consent of a third party or by a novation agreement:

8.3.1	this Agreement does not constitute an assignation, an attempted assignation, novation or attempted novation of the Contract if the assignation, attempted assignation, novation or attempted novation would constitute a breach of the Contract;

8.3.2	both before and after Completion the Purchaser and the Vendor shall each make all reasonable efforts to obtain the third party’s consent to the assignation, or achieve the novation, of the Contract; and

8.3.3	until the consent is obtained or novation is achieved, the Vendor shall, at the Purchaser’s sole cost and risk, hold such Contract and all monies, goods, services or other benefits thereunder as trustee for the Purchaser and do each act and thing reasonably requested of it by the Purchaser to enable performance of the Contract and to provide for the Purchaser the benefits of the Contract (including, without limitation, enforcement of a right of the Vendor against another party to the Contract arising out of its termination by the other party or otherwise) and shall upon receipt of any monies, goods, services or benefits account for and pay or deliver the same to the Purchaser.

8.4	Following Completion, the Purchaser shall have the exclusive right to receive payment of any sums received by the Vendor in connection with its carrying on business prior to Completion, whether or not received in connection with the Business and Assets (and in particular, but without limitation, any sums received in connection with the Charged Assets and the Terminated Contracts) (other than any sums received in connection with the Excluded Assets and/or Excluded Employees), and any such sums received by the Vendor shall be remitted by the Vendor to the Purchaser forthwith upon receipt. The Vendor shall pass to the Purchaser, forthwith upon receipt, copies of all correspondence invoices or communications relating to such sums.

9.	WARRANTIES

9.1	The Vendor warrants that it is entitled to sell and transfer the full legal and beneficial ownership of the Assets to the Purchaser on the terms set out in this agreement.

9.2	Each party warrants to the other party that:

9.2.1	it has full capacity and authority to enter into this agreement and to perform its obligations under this agreement and it has taken all necessary action to authorise the execution, delivery and performance by it of this agreement;

9.2.2	all necessary resolutions of its board of directors authorising its execution, delivery and performance of this agreement have been obtained and such resolutions remain in full force and effect as of the date hereof without revocation or amendment; and

9.2.3	it is not aware of any reason which may affect its ability to perform its obligations under this agreement.

10.	FURTHER ASSURANCE

10.1	In addition to the matters specified in clause 6 A., the Vendor shall, at the request of the Purchaser, at or after Completion, do and execute all acts, things and documents and use all reasonable endeavours to procure that the same be done by third parties having a relevant interest so that the full benefit of this agreement, the Assets and the Business is vested in the Purchaser.

10.2	The Vendor shall supply the Purchaser with any information which it may request in respect of the Business, Assets and Liabilities to allow the Purchaser to report fully to British Energy Group plc (“BE Group”) so that BE Group can meet its reporting obligations under the Deed of Undertaking entered into between British Energy plc (now British Energy Limited) and the Secretary of State dated 8th October 2004.

10.3	The Purchaser undertakes to maintain the Records on the same terms and conditions as the Vendor is required to maintain same under LC6(2) of the Nuclear Site Licences currently held by the Vendor.

11.	PPC CONSENTS

11.1	In the event that the PPC Consents have been applied for but are not granted prior to Completion then, subject to the provisions of clause 11.2, the Vendor shall assign either the application for the PPC Consents or the PPC Consents, as the case may be, in such manner and in such timescale as the Purchaser may reasonably and lawfully require.

11.2	The Vendor shall take all steps as the Purchaser may reasonably require with a view to procuring the consent of SEPA to any assignation required pursuant to clause 11.1.

12.	UNDERTAKING

To the extent that the principal current use of the Properties or any part thereof has been for an activity (the “generation of electricity”) for which an exemption or licence is required under section 5 or 6 of the Electricity Act 1989 or involving the distribution of electricity (insofar as it does not require a licence under section 6 of the Electricity Act 1989) the Purchaser agrees and undertakes to the Vendor to continue to use the Properties or the relevant part thereof for the generation of electricity until at least 31st March 2006.

13.	VALUE ADDED TAX

All sums payable hereunder by the Purchaser are exclusive of any VAT which may be chargeable thereon.

14.	EMPLOYEES

The parties acknowledge that, pursuant to the Employment Regulations, the Employment Contracts will have effect after the Time of Sale as if originally made between the Purchaser and the Employees.

15.	EXPENSES

The Purchaser shall meet all legal and other costs, charges and expenses arising, whether directly or indirectly, in connection with the negotiation, preparation, execution and completion of this agreement and any documentation referred to herein.

16.	GENERAL

16.1	Insofar as not implemented on the Completion Date and save as otherwise provided herein, this agreement shall remain in full force and effect and the undertakings and indemnities provided for herein shall be enforceable in accordance with their terms.

16.2	Neither this agreement nor any documents referred to herein shall be capable of variation unless such variation shall be made in writing and be signed by both the Purchaser and the Vendor.

16.3	No waiver by either party of any of the requirements hereof or of any of its rights hereunder shall be effective unless given in writing and signed by or on behalf of that party and no forbearance, delay or indulgence by either party in enforcing the provisions of this agreement shall prejudice or restrict the rights of that party nor shall any waiver by either party of any of the requirements hereof or any of its rights hereunder release the other from full performance of its other obligations stated herein.

16.4	Each provision of this agreement shall be construed separately and (save as otherwise expressly provided herein) none of the provisions hereof shall limit or govern the extent, application or construction of any other of them and, notwithstanding that any provision of this agreement may prove to be unenforceable, the remaining provisions of this agreement shall continue in full force and effect.

16.5	This agreement together with the documents referred to as being in the Agreed Form constitute the entire agreement between the parties relative to its subject matter and supersedes any previous agreement between them.

16.6	This agreement shall not be capable of being assigned, either in whole or in part.

17.	GOVERNING LAW

This agreement shall be construed and receive effect in accordance with the law of Scotland and, insofar as not already subject thereto, the parties hereto submit to the non-exclusive jurisdiction of the Scottish courts.

IN WITNESS WHEREOF:

SIGNED on behalf of BRITISH ENERGY GENERATION (UK) LIMITED by ,

Authorised Signatory at                    on            June 2005 in the presence of:

Witness:

Full Name:
Authorised Signatory

Address:

SIGNED on behalf of BRITISH ENERGY GENERATION LIMITED by                    , Authorised Signatory at                    on             June 2005 in the presence of:

Witness:

Full Name:
Authorised Signatory

Address:

This is the schedule referred to in the foregoing agreement between British Energy Generation (UK) Limited and British Energy Generation Limited

Schedule

PART 1

Excluded Employees

McLaughlin, Mr. Gerard Archibald	Business Planning - Finance
Mcmillan, Miss Margaret Carolyn	ED S&RPS Management
Weidner, Mrs. Christine	ED S&RPS Management
McGeough, Mr. Grant	ED Work Management - Programme Control
Mcculloch, Mrs. Elaine	ED S&RPS Rotating Plant & Dynamics
Forbes, Mr. Alan	PIP Performance Improvement Project
McGranaghan, Mrs. Laura	ED S&RPS Management
Weir, Miss Karen	ED S&RPS Management
Sinclair, Mr. Craig	Fuel Cycle
Simm, Mr. John Theodore	Nuclear Security Arrangements
Butchart, Mr. Peter Appleby Irons	GS Quality (n)
Barrett, Mrs. Moira Wendy Ilett	GS Quality (n)
Imm, Mr. Clinton John	IM AM Business Account Managers
Sparrow, Mr. Ronald Frederick	IM AM Business Account Managers
Pearman, Mr. Stephen Robert	IM AM Business Account Managers
Lloyd, Mr. Melvyn Thomas	IM AM Business Account Managers
Scott, Miss Fiona Melville	IM AM Business Analysis
Barker, Mr. Robert James	IM Applications Support Barnwood
Sarti, Miss Leonora	ED PPK Closure
Taylor, Mr. Nigel	IM Projects & Services
Wragby, Mr. Martin	IM AS BEPET Apps Support Barnwood
Collins, Mr. Andrew	IM Corporate Network Support BWD
Pettifer, Mr. Nigel John	IM Data Centre & Magnox Services
Hale, Mr. Graham	IM DN Applications Infrastructure
Steven, Mr. Gordon	IM DN Applications Infrastructure
Wakeman, Mr. Martin	IM Fleet Data Enhancement
Quar, Mr. George	IM Generation Network Support PPK
Stanfield, Mr. Alan John Maclure (Stan)	IM Internal Support

Robertson, Miss Paula	IM Internal Support
Hale, Mr. Christopher Royden	IM Networks
Ralston, Mr. Andrew	IM Projects & Services
Pinkerton, Mr. Angus Ian	IM Security
Kelly, Mr. Ian James Neil	IM Security
Jarvis, Mr. Douglas Smith	Nuclear Security Arrangements
Morrisson, Mr. Stuart Leslie	IM Servers
Taylor, Mr. Paul Steven	IM Strategy & Arch
Hughes, Mr. Brian Joseph	IM Strategy, IT Governance & Security
Anderson, Mrs. Shirley J	Internal Audit
McGee, Ms. Karen Elizabeth Rettie	SRD Industrial Safety
Hosie, Mrs. Kirsti	SRD Industrial Safety
Black, Mr. Fraser	IM AM Station IM HNB
Derrick, Mr.Ian	IM SERV Eng & Station UNIX BWD
Mills, Mr. Craig	IM DN Desktop Support BWD
Ferris, Mr. Kenneth	IM DN Desktop Support BWD
Darby, Miss Nicola	IM Corporate Network Support BWD
Greenwood, Mr. Paul	IM DN Applications Infrastructure
Hallala-Romowicz, Mrs. Paulina	IM AS Generation Apps BBWD

PART 2A

Heritable Properties

Hunterston B Power Station, West Kilbride, Ayrshire and Torness Power Station, Dunbar, East Lothian in each case as described in full in the Dispositions.

PART 2B

Leased Properties

Hunterston Railhead Facility, being the area of ground shown outlined in red on Plan A annexed and signed as relative to the Lease between Hunterston Bulk Handling Limited and Scottish Nuclear Limited .

Off site emergency support and control centre, Cockenzie being the subjects described in the Lease between Scottish Power plc and Scottish Nuclear Limited.

North Ayrshire Emergency Centre, Cunninghame House, Irvine being the subjects more particularly described in Licence between North Ayrshire Council and British Energy Generation (UK) Limited.

Emergency control room located within the cooling water pump house complex at or adjoining the District Survey Laboratory, Hunterston A Power Station, Hunterston, Ayrshire being the subjects described in the Licence Agreement between Nuclear Electric plc and Scottish Nuclear Limited.

PART 3

Property Documentation

Heritable Properties

Valid, duly executed dispositions (in the Agreed Form) by the Vendor in favour of the Purchaser of the Heritable Properties.

Leasehold Properties

Valid, duly executed assignations (in the Agreed Form) by the Vendor in favour of the Purchaser of:

(i)	the Lease between Scottish Power plc and Scottish Nuclear Limited in respect of Cockenzie Emergency Station;

(ii)	the Lease between Hunterston Bulk Handling Limited and Scottish Nuclear Limited; and

(iii)	the Licence between North Ayrshire Council and British Energy Generation (UK) Limited in respect of North Ayrshire Emergency Centre Cunninghame House, Irvine;

(iv)	the Licence between Nuclear Electric plc and Scottish Nuclear Limited of the emergency control room at Hunterston A Power Station, Hunterston, Ayrshire.

Discharges

Valid and duly executed discharges (in the Agreed Form) by the NLF in favour of the Vendor of the Standard Securities dated and recorded in the General Register of Sasines on 14 January 2005 in respect of the Stations.

PART 4A

IPC Consents

Consent IPC/004/1994 effective 20 May 1994, as amended, relating to Hunterston B

Consent IPC/026/1993 effective 1 May 1993, as amended, relating to Torness

PART 4B

Radioactive Substances Consents

Hunterston B

1.	Authorisation concerning liquids to Firth of Clyde relating to BEG(UK) (ref IPB/4/1/4/3 004/96) effective 16 January 1996

2.	Authorisation concerning disposal of Scintillant & oily rags to Re-chem relating to BEG(UK) (ref IPB/4/1/4/3 005/96) effective 16 January 1996

3.	Authorisation concerning incineration of lubricating oil relating to BEG(UK) (ref IPB/4/1/4/3 072/96) effective 31 March 1996

4.	Authorisation concerning gases (and suspended particles of solid or liquid) relating to BEG(UK) (ref IPB/4/1/4/3 073/96) effective 31 March 1996

5.	Disposal of LLW to Drigg or Sellafield relating to BEG(UK) (ref IPB/4/1/3/3 074/96) effective 31 March 1996

Torness

1.	Authorisation concerning disposal of solid & liquid combustible to Re-chem relating to BEG(UK) (ref IPB/4/1/5/3 RSA/E/013/99) effective 01 April 1999

2.	Authorisation concerning disposal of LLW to Drigg or Sellafield relating to BEG(UK) (ref IPB/4/1/5/3 028/96) effective 31 March 1996

3.	Authorisation concerning liquids relating to BEG(UK) (ref IPB/4/1/5/3 029/96) effective 31 March 1996

4.	Authorisation concerning gases (and suspended particles of solid or liquid) relating to BEG(UK) (ref IPB/4/1/5/3 030/96) effective 31 March 1996

5.	Authorisation concerning incineration of lubricating oil relating to BEG(UK) (ref IPB/4/1/5/3 031/96) effective 31 March 1996

PART 4C

Greenhouse Gas Permits

Greenhouse gas emissions permit ETS/W/300004 relating to Hunterston B

Greenhouse gas emissions permit ETS/E/10010 relating to Torness

PART 5

“Magnox Letter”

British Energy Generation Limited

Barnett Way,

Barnwood,

Gloucester GL4 3RS

Date

Dear Sirs

Hunterston “B” Power Station, Hunterston (“the Property”)

With reference to the standard security granted or about to be granted by you British Energy Generation Limited of Barnett Way, Barnwood, Gloucester GL4 3RS (“BEG”) in favour of Nuclear Liabilities Fund Limited of 16 Rothesay Place, Edinburgh EH3 7SQ (“NLF”) over the property known as Hunterston “B” Power Station (“the Standard Security”) and with reference to the Nuclear Site Licensees Co-operation Agreement entered into or to be entered into between you BEG and Magnox Electric Limited (“the Agreement”) we NLF hereby confirm and undertake to you BEG as follows:-

1.	That prior to becoming a Licensee (as that term is defined in the Agreement) we shall enter into an agreement in writing with the Other Party (as that term is defined in the Agreement) in the same terms mutatis mutandis as the Agreement; and

2.	That on the assignation or transfer of our interest in the Standard Security to a third party we shall procure that the said third party grants to you an undertaking in the same terms as this letter, including this clause, and

3.	That on any enforcement of the Standard Security, we shall procure that, prior to the disposition, conveyance, letting, disposal, transfer or other parting with or sharing of possession or occupation of the Property or any part thereof or granting any licence in relation thereto to any party, the said party enters into an agreement in writing with the Other Party (as that term is defined in the Agreement) in the same terms mutatis mutandis as the Agreement.

Yours faithfully,

__________________

Name _____________

Authorised Signatory

For and on behalf of Nuclear Liabilities Fund Limited

I, the Secretary of State undertake to the NLF that I will not instruct NLF to take any action in breach of its undertakings in the above letter.

___________________

A senior official of the Department of Trade and Industry duly authorised to sign on behalf of The Secretary of State for Trade and Industry

Date ___________________

PART 6

Contracts to be assigned pursuant to the terms of this agreement

For the purposes of this part 6 of the Schedule the following definitions shall apply:

“BEG” – British Energy Generation limited

“BEG (UK)” – British Energy Generation (UK) Limited

“BNFL” – British Nuclear Fuels plc

“CLG” – Nirex CLG Limited

“Magnox” – Magnox Electric Limited (formerly Magnox Electric plc)

“NGC” – National Grid Company plc

“Secretary of State” – the Secretary of State for the Department of Trade and Industry

“SNL” – Scottish Nuclear Limited

“UKAEA” – United Kingdom Atomic Energy Authority

Part A – Contracts governed by English Law

1.	Agreement between BNFL and SNL (now BEG (UK)) for the Supply of Fuel for Use in Advanced Gas Cooled Reactors dated 30th March 1995 as amended by the Deed of Amendment dated 31st March 2003 and further amended by Deed of Amendment dated 22nd July 2003 and further amended by Deed of Amendment dated 30th October 2003 (for the Fuel Supply Period from 1st April 1989 to 31st March 2006)

2.	Agreement between BNFL, BEG (UK) and BE for the supply of fuel for use in advanced gas cooled reactors from 1st April 2006 dated 31st March 2003, as amended by Deed of Amendment dated 31st March 2003 and further amended by Deed of Amendment dated 22nd July 2003 and further amended by Deed of Amendment dated 30th October 2003 (for the Fuel Supply Period from 1st April 2006)

3.	Agreement for New Spent Fuel Management Services between BNFL, BEG (UK), British Energy Trading Services Limited (as agent for BEG (UK)) and British Energy plc dated 16th May 2003 and amended by Deed of Amendment dated 30th October 2003

4.	Agreement for the storage and reprocessing of the irradiated oxide fuel and related services between BNFL and SNL dated 30th March 1995, as amended, by the Deed of Amendment dated 16th May 2003 between BNFL and BEG (UK) 2003 and further amended by Deed of Amendment dated 30th October 2003.

5.	Agreement for the long term storage of irradiated oxide fuel and related services between BNFL and SNL (now BEG(UK)) dated 30th March 1995, as amended, by the Deed of Amendment dated 16th May 2003 between BNFL and BEG (UK) 2003 and further amended by Deed of Amendment dated 30th October 2003

6.	Agreement between BNFL and SNL for Oxide Flask Maintenance dated 29th March 1996, as amended by the Deed of Amendment dated 16th May 2003 between BNFL and BEG (UK), relating to the Agreement of Oxide Flask Maintenance 2003 and further amended by Deed of Amendment dated 30th October 2003.

7.	Agreement between BNFL and SNL, dated 3rd June 1997, as amended by the Deed of Amendment dated 16th May 2003 between BNFL and BEG (UK), relating to the new Agreement for Oxide Flask Maintenance Services 2003 and further amended by Deed of Amendment dated 30th October 2003.

8.	Agreement for Oxide Miscellaneous Services between BNFL and SNL, dated 29 March 1996, as amended by the Deed of Amendment dated 16th May 2003 between BNFL and BEG (UK) 2003 and further amended by Deed of Amendment dated 30th October 2003.

9.	Agreement between BNFL and BEG (UK) for the Manufacture of Non Standard Fuel and Provision of Services dated 30th March 1995 and amended by Deed of Amendment dated 30th October 2003.

10.	Technical Services Agreement dated 30th March 1995 between BNFL and BEG (UK) 2003.

11.	Agreement between BEG, BEG (UK) and Parsons Brinckerhoff Limited for Quality Inspection and Surveillance Services for AGR Fuel Fabrication carried out by BNFL’s Westinghouse UK Fuel Business dated October 2002

12.	Draft Amendments to BEG (UK) Conditions of Contract for Turbine Services between BEG (UK) and Alstom Power Limited.

13.	Industry Management Committee Programme Agreement between SNL and Nuclear Electric plc (now Magnox Electric plc) and BNFL dated 14 November 1994.

14.	Agreement in Respect of Tie Bar Manufacturing Route Change between BNFL, BEG & BEG (UK), dated 28 August 2003.

15.	Agreement between BEG (UK) and BNFL for the disposal of Low Level Radioactive Waste (Reference: WM/LLW/303) dated 16 October 2002 together with letter dated 16th October 2002

16.	Agreement for Rail Transport Services of Irradiated Nuclear Fuel in the United Kingdom between BNFL and SNL, dated 3rd June 1997, as amended by the Deed of Amendment dated 16th May 2003 between BNFL and BEG (UK). 2003 and further amended by Deed of Amendment dated 30th October 2003

17.	Company Agreement (Supply and Services) dated 16 July 2003 between BEG, BEG (UK) and Wyko Industrial Services Limited

18.	Support Agreement between BE plc and NNC Limited dated 8th January 2001

19.	British Energy – Contract No. 40083420/40086630 for the Provision of Access, Thermal Insulation and Associated Services by C & D Industrial Services Limited and Plettac NSG plc (Synergy Combined Services) for BEG and BEG (UK) at Hartlepool, Sizewell B and Torness Power Stations

20.	Business Agreement (Ref: 40049503) covering the maintenance of Weir Manufactured Pumps, and Associated Equipment at British Energy Power Stations and the Provision of Strategic Spares between BEG, BEG (UK) and Weir Valves and Controls UK Limited

21.	BEG and Sulzer Pumps UK Limited – Business Agreement the Maintenance of Sulzer Manufactured Pumps and Associated Equipment of British Energy Power Stations and the Provision of Strategic Spares (Business Agreement Ref: 40039244)

22.	Contract no. 40093269 for the provision of fuel route support services at British Energy Stations between BE, BEG (UK) and Strachan and Henshaw Limited dated 1 July 2003

23.	Contract no. 40086939 between BEG, BEG (UK) and Beran Instruments Limited, for gas circulator on-line vibration monitoring system (including signal conditioning)

24.	Contract no. 40068022 between BEG, BEG (UK) and Alstec Limited for the replacement of channel gas outlet rate temperature trip units dated 6 February 2002

25.	Contract no. 40089953 between BEG (UK) and Canberra Harwell Limited for the replacement of neutron flux monitoring pulse count measurement equipment dated 31 March 2003

26.	Contract between BEG (UK), BEG and Beran Instruments Limited, for gas circulator on-line vibration monitoring system (including signal conditioning) (Contract number 40086939) in respect of Torness and Heysham ‘B’ power stations dated 30 January 2003.

27.	Contracts between BEG, BEG (UK) and Alstec Limited for the replacement of channel gas outlet temperature rate trip units (Contract No 40068022) at Hinkley Point ‘B’ and Hunterston ‘B’ power stations dated 6 February 2002.

28.	Contract Letter dated 31 May 2000 and Contract Renewal Letter dated 31 March 2003 for the provision of certain IT Support Services together with the BEG (UK)’s standard conditions of contract for support services with agreed amendments.

29.	Letter addressed to Initial Electronic Security Systems Limited regarding all British Energy UK Nuclear Power Stations, Site Security Systems Maintenance, Contract number 40069440.

30.	Letter addressed to Syseca Limited, Southmoor House regarding the Hunterston Power Station, Ferranti Argus 700 Data Logger Support Contract. Contract No. PPK 400 29371

31.	Letter addressed to Syseca Limited, Southmoor House regarding the Torness Power Station, Ferranti Argus 700 TOLCS System Support, Contract Number PPK 400 29362.

32.	Total Gas Management Contract (Business Agreement: BE/NAT/05001) between Nuclear Electric Limited, SNL and Linde Gas UK Limited, dated 2 October 1998.

33.	Contract Letter from BEG and BEG (UK) to Weir Valves and Controls UK Limited regarding Hunterston B, Hinkley Point B, Hartlepool and Heysham 1 Power Stations, Cast Iron Cooling Water Systems Replacement Values. Contract number 4011 6891.

34.	Contract Number 40093267 for the Provision of Fuel Route Support Services at British Energy Stations between BEG, BEG (UK) and Alstec Limited dated July 2003.

35.	British Energy plc and Eurest Managed Services (A Trading Division of Compass Services (UK) Limited) – Conditions of Contract dated January 2001

36.	Contracts governed by Nuclear Electric Plc Conditions of Contract for Supply or Repair and Installation of Plant (1992)

37.	Contracts governed by Conditions for Contract for Minorworks 1997NE/MW/1997

38.	Contracts governed by Nuclear Electric plc Conditions of Contract for Supply or Repair and Delivery of Plant (1992)

39.	Contracts governed by BEG Conditions of Purchase 1999

40.	Contracts governed by Nuclear Electric Ltd General Conditions of Contract for Site Work 1996

41.	Contracts governed by Nuclear Electric Conditions for Contract 1991 for feasibility studies and prototype design and/ or development

42.	Contracts governed by Nuclear Electric plc General Conditions of Contract For Site Work 1991

43.	Contracts governed by Nuclear Electric Conditions of Contract for Supply or Repair and Installation of Plant (1992 – BE – Joint)

44.	Contracts governed by BEG (UK)—Conditions of Purchase 1999 and 2001

45.	Contracts governed by General Conditions for Professional Services

46.	Contracts governed by Conditions of Contract for the Employment of Agency Staff (1997)

47.	Contracts governed by EB/BEAMA Conditions 1979 (A) – Conditions of Contract for Plant (including erection)

48.	Contracts governed by EB/BEAMA Conditions 1979 (B) – Conditions of Contract for Plant (without erection).

49.	Connection Agreement between BEG (UK) and NGC in relation to Hunterston Power Station

50.	Connection Agreement between BEG (UK) and NGC in relation to Torness Power Station

51.	Transmission Related Agreement regarding Bid-Price/Offer Price Hedge following failure to comply with restrictions on availability – Hunterston – between BEG (UK) and NGC

52.	Transmission Related Agreement regarding Bid-Price/Offer Price Hedge following failure to comply with restrictions on availability – Torness– between BEG (UK) and NGC

53.	Connection and Use of System Code Mandatory Service Agreement relating to Hunterston B Power Station – between BEG (UK) and NGC

54.	Connection and Use of System Code Mandatory Service Agreement relating to Torness Power Station – between BEG (UK) and NGC

55.	Ancillary Services Agreement for Reactive Power – Torness – between BEG (UK) and NGC dated 7th March 2005

56.	Bilateral Connection Agreement between BEG (UK) and NGC in relation to Hunterston B Power Station dated 31 March 2005

57.	Bilateral Connection Agreement between BEG (UK) and NGC in relation to Torness Power Station dated 31 March 2005

58.	Transmission Related Agreement regarding Bid-Price/Offer Price Hedge following failure to comply with restrictions on availability – Hunterston – between BEG (UK) and NGC dated 31 March 2005

59.	Transmission Related Agreement regarding Bid-Price/Offer Price Hedge following failure to comply with restrictions on availability – Torness– between BEG (UK) and NGC dated 31 March 2005

60.	Connection and Use of System Code Mandatory Service Agreement relating to Hunterston B Power Station – between BEG (UK) and NGC dated 10 March 2005

61.	Connection and Use of System Code Mandatory Service Agreement relating to Torness Power Station – between BEG (UK) and NGC dated 10 March 2005

62.	Ancillary Services Agreement for Reactive Power – Torness – between BEG (UK) and NGC dated 7 March 2005.

63.	Agreement to Vary the Bilateral Connection Agreement in relation to Hunterston B Power Station between BEG (UK) and NGC dated 6 June 2005.

64.	Construction Agreement in respect of Hunterston 400kv between BEG (UK) and NGC dated 6 June 2005.

Part B

Contracts governed by the Law of Scotland

65.	Contract for Remote Operation Services at Hunterston and Torness between BEG (UK) and SP Transmission Limited

66.	Agreement between SP Power Systems Limited and BEG (UK) re works at Hunterston 400kv sub-station dated 17 May 2005.

67.	Agreement between BEG (UK) and Magnox relative to the provision of security services at Hunterston dated 27 March 1996 (as amended).

68.	Agreement between BEG (UK) and Magnox relative to the provision of district survey and boundary monitoring services at Hunterston dated 27 March 1996 (as amended).

69.	Agreement between BEG (UK) and Magnox relative to the provision of pumping and sewerage treatment services at Hunterston dated 27 March 1996 (as amended).

70.	Agreement between BEG (UK) and Magnox relative to active effluent treatment and discharge at Hunterston dated 27 March 1996 (as amended).

71.	Agreement between BEG (UK) and Magnox relative to site access roads at Hunterston dated 27 March 1996 (as amended).

72.	Agreement between BEG (UK) and Magnox relative to the provision of towns water supplies at Hunterston dated 27 March 1996 (as amended).

73.	Agreement between BEG (UK) and Magnox relative to the provision of emergency services at Hunterston dated 27 March 1996 (as amended).

74.	Agreement between BEG (UK) and Magnox relative to the provision of decontamination and first aid services at Hunterston dated 27 March 1996 (as amended)

75.	Agreement between BEG (UK) and Magnox for the supply and laundering of personal protective equipment formed on the basis of letters from BNFL Environmental Services dated 20 September and 18 November 2002 accepted by BEG(UK) on 27 November 2002 as subsequently amended and extended.

PART 7

Conditions of Inter-Company Loan

1.	REPAYMENT OF THE LOAN

1.1	The Purchaser undertakes to repay the Loan in one instalment within 3 Business Days of written demand therefor being served on the Purchaser by the Vendor.

1.2	Repayment of the Loan will be made by telegraphic transfer to such account of the Vendor as the Vendor may notify to the Purchaser for this purpose.

2.	INTEREST

2.1	Interest shall accrue on the Loan in respect of each Interest Period at 7.25% per annum (the “Rate”) on the principal amount of the Loan outstanding on the first day of the Interest Period in question.

2.2	Interest on the Loan shall be payable, in arrears, on the last Business Day of each Interest Period, save in respect of the First Interest Period (as defined in condition 2.3.1 below). Interest shall be payable in respect of the First Interest Period on the First Business Day following agreement or determination of the Net Book Value in accordance with clause 3.3 of the agreement.

2.3	The following shall apply for the purposes of determining the duration of each period in respect of which interest shall accrue on the Loan:-

2.3.1	the first such period (“the First Interest Period”) shall commence on the Completion Date and terminate on the date on which the Net Book Value has been agreed or determined in accordance with the provisions of clause 3.3 of the agreement;

2.3.2	the second such period shall commence forthwith on the expiry of the First Interest Period and terminate on the last Business Day of the calendar month next following that in which the Net Book Value has been agreed or determined in accordance with the provisions in clause 3.3 of the agreement,

2.3.3	subject to condition 2.3.4, each subsequent period shall last until the last Business Day of the calendar month next following that in which the preceding such period shall have expired; and

2.3.4	the last such period shall terminate on the date on which the Loan (or the last outstanding part of it, as the case may be) is repaid.

2.4	The Purchaser shall deduct any income or other tax required by law to be deducted from each interest payment hereunder.

2.5	Without prejudice to any other provision of this Part 7, in the event of default by the Purchaser in paying any monies (whether principal or interest) due in respect of the Loan, it shall pay interest thereon at the rate of 2% per annum above the Rate and that from the date of default until all such monies (and all interest thereon) have been paid in full.

3.	NO DEDUCTIONS

All sums payable by the Purchaser hereunder shall be paid in full without any set-off or counterclaim whatsoever and, except to the extent compelled by law, without any deduction for, or on account of, taxes.

4.	NEGATIVE COVENANTS

The Purchaser covenants with and undertakes to the Vendor that, while the Recoverable Amount or any part thereof remains outstanding, it shall not without the Vendor’s prior written consent:-

4.1	make or pay any distribution or dividend on any class of its share capital;

4.2	redeem or purchase any of its share capital; or

4.3	reduce its share capital or the amount (if any) for the time being standing to the credit of its share premium account or capital redemption reserve (save, in either such case by means of a capitalisation issue) in any manner for which the consent of the court would be required pursuant to the Companies Act 1985.

5.	POSITIVE COVENANTS

The Purchaser covenants with and undertakes to the Vendor that, while the Recoverable Amount or any part thereof remains outstanding, it shall (save with the Vendor’s prior written consent):-

5.1	procure that the Purchaser does not pay any remuneration to its directors or shadow directors or any person associated therewith;

5.2	maintain in good standing its corporate existence, rights, privileges and franchises and qualify and remain duly qualified to do business and own property;

5.3	advise the Vendor forthwith of the details of any litigation, arbitration or administrative proceeding pending or threatened against the Purchaser;

5.4	pay or discharge or cause to be paid or discharged when the same shall become due all taxes imposed upon the Purchaser;

5.5	promptly notify the Vendor in writing of the occurrence of any Event of Default and/or Potential Event of Default;

5.6	deliver to the Vendor copies of all notices, circulars and documents despatched to shareholders of the Purchaser (or any class thereof) at the time when the same are despatched to the shareholders;

5.7	keep proper books of account and records in which complete and correct entries will be made of all of its business and financial transactions, such entries to be made in accordance with generally accepted accounting principles consistently applied; and

5.8	effect and maintain insurance cover in respect of the Properties against loss or damage by fire and/or such other risks as the Vendor may specify from time to time and that for the full replacement value thereof, exhibit to the Vendor receipts for the insurance premiums paid in respect thereof within 7 days after the commencement date or the due date for renewal of such insurance cover, as appropriate, and, if requested by the Vendor, procure that the insurance policies are endorsed or noted with reference to the interest of the Vendor.

6.	REPAYMENT IN CASE OF DEFAULT

It shall be an event of default if, for whatever reason and whether or not within the control of the Purchaser, any of the following events occur:-

6.1	the Purchaser fails to pay any sum due under this agreement on the date upon which it is payable;

6.2	there shall be a contravention or breach (other than is provided for in condition 6.1 above) on the part of the Purchaser of any covenant or undertaking contained in this agreement and, where such breach is capable or remedy, it is not remedied by the Purchaser within 10 Business Days of it being required so to do, in writing, by the Vendor;

6.3	the Loan becomes repayable by the Purchaser prior to the due date for payment thereof or is not satisfied or discharged on the due date or within any applicable period of grace or any security given by the Purchaser is enforced or becomes unenforceable (otherwise than being released or discharged by the security holder);

6.4	the Purchaser is wound-up or dissolved;

6.5	a resolution is passed for the winding-up or dissolution of the Purchaser (other than a resolution for the purpose of any reconstruction or amalgamation or a member’s voluntary winding-up, in each case, in terms previously approved in writing by the Vendor, such approval not to be unreasonably withheld or delayed);

6.6	a liquidator, trustee, receiver, administrator, administrative receiver or similar officer is appointed over the whole or any material part of the property, assets or undertaking of the Purchaser;

6.7	any diligence, distress, execution, sequestration or other process is levied or enforced upon or sued out against the property of the Purchaser and is not discharged, in full, within 5 Business Days;

6.8	the Purchaser suspends payment of its debts or is unable or is deemed to be unable to pay its debts (within the meaning of the Insolvency Act 1986 or any statutory modification or re-enactment thereof);

6.9	a proposal is made or a nominee or supervisor is appointed for a composition in satisfaction of the debts of the Purchaser or for a scheme of arrangement of the affairs of the Purchaser or the Purchaser commences negotiations with one or more of its creditors with a view to the general readjustment or rescheduling of all or part of its debts or enters into any composition or other arrangement for the benefit of its creditors generally or any class of creditors or proceedings are commenced in relation to the Purchaser under any law, regulation or procedure relating to the reconstruction or readjustment of debt;

6.10	any of the matters referred to in conditions 6.4 to 6.9 above (inclusive) occurs in relation to a holding company of the Purchaser;

6.11	the Purchaser ceases to carry on its business or substantially the whole of its business;

in which case, at any time thereafter (and notwithstanding any other provision of this agreement to the contrary), the Vendor may, in its sole discretion, by notice in writing to the Purchaser:-

(a)	declare the Loan to be immediately due and payable together with all interest, fees and other amounts payable hereunder in respect thereof and, upon such declaration, such sums shall become immediately due without demand or other notice of any kind, all of which are expressly waived by the Purchaser; and/or

(b)	pursue any and all remedies available to the Vendor in terms of these conditions.

7.	EXPENSES

The Purchaser shall reimburse the Vendor, on demand, for all reasonable costs and expenses incurred by it in connection with any variation or amendment of these conditions, or in enforcing, perfecting, protecting or preserving (or attempting so to do) any of its respective rights hereunder.

8.	TIME OF THE ESSENCE

Time is of the essence as regards any date or period mentioned in these conditions.

9.	NOTICES

9.1	Any notice required to be given by the Vendor or the Purchaser to the other shall be deemed validly served if served by:-

9.2	prepaid registered letter post addressed to the address set out in at the beginning of this agreement or to such other address as may from time to time be notified in writing to it by the other party for this purpose; or

9.3	personal delivery by hand to such address;

and any notice so served shall be deemed to have been served:-

(a)	in the case of 9.1 above, two Business Days after posting the same; and

(b)	in the case of 9.2 above, upon delivery.

10.	GENERAL

10.1	No waiver by the Vendor of any of the requirements hereof or of any of its rights under these conditions shall be effective unless given in writing and signed by or on behalf of the Vendor and no forbearance, delay or indulgence by the Vendor in enforcing the provisions of these conditions shall prejudice or restrict the rights of the Vendor.

10.2	The rights and remedies provided in these conditions are cumulative and not exclusive of any rights or remedies otherwise provided by law.

10.3	Each provision of these conditions shall be construed separately and (save as otherwise expressly provided herein) none of the provisions hereof shall limit or govern the extent, application or construction of any other of them and, notwithstanding that any provision of these conditions may prove to be illegal or unenforceable, the remaining provisions of these conditions shall continue in full force and effect.

11.	GOVERNING LAW AND SUBMISSION TO JURISDICTION

These conditions shall be construed and receive effect in accordance with the Law of Scotland and in so far as not already subject thereto, the Purchaser and the Vendor submit to the non-exclusive jurisdiction of the Scottish courts.